EXHIBIT 10.26

OFFER LETTER

January 30, 2026

Sami Siddiqui

Dear Sami:

I am pleased to confirm the offer set forth in this letter and am confident that you will continue to make a valuable contribution to the business.

The following terms and conditions will apply to your employment with Restaurant Brands International US Services LLC (the “Company”), subject to our receipt of a signed copy of this offer letter (the “Offer Letter”). By you signing this Offer Letter, you acknowledge and accept all the provisions below, and you acknowledge that, other than as set forth in this Offer Letter, no representations or warranties regarding your employment have been made to you.

1.Commencement.

(a)Commencement Date. Your employment with the Company under the terms and conditions of this Offer Letter will be effective as of January 30, 2026 (the “Commencement Date”), provided that a countersigned copy of this Offer Letter is returned to the Company within the Acceptance Period (as defined below). Effective as of the Commencement Date, this Offer Letter supersedes and replaces the Employment and Post Employment Covenant Agreement between the Company and you, dated as of March 14, 2024.

(b)Resignation from Affiliates. You acknowledge and agree that, by accepting this offer, you are resigning from your employment with Restaurant Brands International Inc. (“RBI” or the “Current Employer”) effective upon the day preceding the Commencement Date, and upon such date, you will cease being an employee of your Current Employer in any capacity. Notwithstanding, we note that the Company has agreed to recognize your previous years of service with your Current Employer and any affiliate or predecessors thereof and will treat your recognized service date as July 8, 2013. For purposes of clarity, your resignation has no impact on any officer or director appointments you may have with the Current Employer.

(c)Equity Impact. Your resignation of employment from your Current Employer does not impact the continued vesting of any options, performance share units, restricted share units or any other equity awards you may hold in respect of the common stock of RBI that have been granted to you pursuant to the equity incentive plans maintained by RBI during your employment with the Company or any of its affiliates (together, the “Equity Plans”) and the award agreements issued to you pursuant to such Equity Plans (the “Award Agreements”).  For the avoidance of doubt, the options, performance share units, restricted share units or any other equity awarded pursuant to the Award

EXHIBIT 10.26
Agreements will continue to be governed by the terms of the Equity Plans given your transferred employment and continued service with an affiliate of your Current Employer.
2.Position. Your job title will be Chief Financial Officer, Restaurant Brands International Inc., and you shall have such duties and responsibilities as are customarily assigned to persons serving in such position and such other duties consistent with your position as the Company specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that your duties and scope of responsibility may change in connection with such reorganization). You shall devote all of your skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of your duties and responsibilities for the Company to the best of your ability. You may be required to carry out such other duties or responsibilities, including but not limited to executive functions, as may be required by the Company or any Group Company (as defined below) in the course of your employment under the terms of this Offer Letter.

For purposes of this Offer Letter, the term “Group Company” means any one of the Company’s related companies or directly or indirectly controlled affiliates or subsidiaries, and “Group Companies” means all such related companies and directly or indirectly controlled affiliates and subsidiaries.

3.Location. Your position ordinarily will be based in Miami, Florida. However, you may be required to travel in and outside of Miami, Florida as the needs of the Company’s business dictate. Notwithstanding the foregoing, the Company acknowledges and agrees that you will travel between the Company’s offices and other locations where the Company and its affiliates transact business. Accordingly, all such travel expenses and other travel expenses incurred by you in the ordinary course of business constitute business expenses and will be paid or reimbursed in accordance with the Company’s policies.

4.Compensation.

(a)Base Salary. Your base salary will remain $685,000 gross per annum (“Base Salary”), payable in installments on the Company’s regular payroll dates.

(b)Annual Bonus Program. You will remain eligible to participate in the Company’s Annual Bonus Program or such other annual bonus program to be adopted and maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of the Bonus Plan (including any performance targets or objectives established under such plan and the timing of any payment under such plan) as in effect from time to time. The Bonus Plan (including your target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time. Your target bonus for the 2026 performance year will remain One Hundred Thirty percent (130%) of your Base Salary, and notwithstanding any language in the Bonus Plan to the contrary, your bonus payment for the 2026 performance year, if any, will not be pro-rated, as you have been continuously employed by the Company or an affiliate thereof during the entire calendar year.

EXHIBIT 10.26
(c)Payments and Deductions. All compensation will be payable in accordance with the applicable plan, policy or agreement and the Company’s normal payroll practices as they relate to time and frequency of payments and payroll deductions. Payments of Base Salary, bonus (if any) or other compensation or benefits will be subject to all applicable taxes and other withholdings, and the Company may withhold all such taxes and other withholdings from any payments made to you as shall be required by law. In addition, if at any time money is owed and payable by you to the Company, it is agreed that the Company may deduct such sums from time to time owed from any payment due to you from the Company in accordance with applicable law.

5.Employee Benefits. You will remain eligible to participate in the employee medical and other health care benefit plans and programs maintained by the Company from time to time for employees at your level, in each case, such benefits will be provided in accordance with the terms and conditions of the plans in effect from time to time. The Company reserves the right to perform periodic reviews of the Company’s benefits and to revise your eligibility for medical and other health care benefits based upon the results of any such review.

6.Vacation. In addition to public holidays and any paid leave required by applicable law, you will be entitled to receive paid vacation on an accrued basis in the amount provided by, and in accordance with the terms and conditions of, applicable Company policy.

7.Termination.

(a)“At-Will” Employment. Your employment with the Company is on an “at will” basis and may be terminated by the Company or by you at any time for any reason upon written notice, without any obligation owing by the Company, except as provided herein. In the event of a termination of your employment, you shall not be eligible to receive any severance or other post-termination payments pursuant to this Offer Letter other than your accrued but unpaid salary, accrued but unused vacation pay, and approved but unreimbursed business expenses that are owed to you as of the date of your termination. However, you may be eligible to receive severance payments pursuant to the then-current severance plan maintained by the Company, in its sole discretion, if any.

(b)Termination “for Cause”. For purposes of this Offer Letter, your employment will be deemed to have been terminated “for cause” in the event of (i) a material breach by you of any provision of this Offer Letter; (ii) a material violation by you of any Policy (as defined in sub-paragraph 8(c), Compliance with Company Policies, below), (iii) the failure by you to reasonably and substantially perform your duties hereunder (other than as a result of physical or mental illness or injury); (iv) your wilful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its affiliates; (v) your fraud or misappropriation of funds or other property; (vi) the commission by you of an offence or other crime involving fraud or dishonesty, whether in connection with your employment or otherwise; or (vii) conduct by you that, in any other respect, amounts to “just cause” under applicable law. If, subsequent to your termination of employment hereunder without cause, it is determined in good faith by the Company that your employment could have been terminated for cause under clauses (iv), (v), (vi) or (vii) above, your employment shall, at the

EXHIBIT 10.26
election of the Company, be deemed to have been terminated for cause, effective as of the date the events giving rise to cause occurred.

(c)Bonus upon Termination. Except as explicitly set forth in the Bonus Plan, you will not be eligible to receive a bonus payment (or pay in lieu thereof) under the Bonus Plan unless you are actively employed on the date upon which the bonus payment is paid. For purposes of this Offer Letter, active employment ceases on the date that you receive notice of termination of your employment or provide notice of resignation, as applicable.

8.Employee Covenants.

(a)Restrictive Covenants. You acknowledge and agree that you will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates, and will establish and develop relations and contacts with the franchisees, customers and suppliers of the Company and its affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and its affiliates. In addition, you recognize that you will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, recipes and formulations, and other valuable business information of the Company and its affiliates pertaining or related to the quick service restaurant business.  You agree that you could cause grave harm to the Company and its affiliates if you, among other things, worked for the Company’s competitors, solicited the Company’s employees or those of its affiliates away from the Company or its affiliates, solicited the Company’s franchisees or those of its affiliates upon the termination of your employment with the Company or misappropriated or divulged Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

i.Confidentiality. You agree that during your employment with the Company and thereafter, you will not, directly or indirectly (A) disclose any Confidential Information to any person or entity (other than, only with respect to the period that you are employed by the Company, to an employee or outside advisor of the Company who requires such information to perform their duties for the Company), or (B) use any Confidential Information for your own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (y) the Company or its affiliates, or members of their respective management or boards or (z) any third parties who do business with the Company or its affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, the terms of this Offer Letter, marketing plans, business plans, recipes and formulations, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of your breach of your obligations to hold such Confidential Information confidential). Nothing in this provision is intended to

EXHIBIT 10.26
prevent you from providing truthful testimony in any court, administrative agency and/or arbitration proceeding, including your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

If you are required or requested by a court or governmental agency to disclose Confidential Information, you must notify the General Counsel of the Company, in writing, of such disclosure obligation or request no later than three (3) business days after you learn of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

ii.Conflicts of Duty. You agree that during your employment with the Company, you shall devote all of your skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of your duties and responsibilities to the Company and the Group Companies, as applicable, to the best of your ability, and you shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any person or entity other than the Company.
iii.Non-Competition. You agree that during your employment with the Company and for a period of one (1) year following the termination of such employment (irrespective of the cause or manner of termination), you shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company or any of its affiliates anywhere in the world, and you shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any person or entity that engages in the quick serve restaurant business anywhere in the world, including any franchisee of the Company or any of its affiliates, provided, however, that you shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Your duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. You will obtain Confidential Information that will affect the Company’s operations and that of its affiliates throughout the world. Accordingly, you acknowledge that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agree that this non-compete provision applies on a worldwide basis.

iv.Non-Solicitation. You agree that during your employment with the Company and for a period of one (1) year following the termination of such employment (irrespective of the cause or manner of termination), you will not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other person or entity, (a) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (b) interfere with the relationship or potential relationship of the Company or any of its affiliates with, or (c) attempt to establish a business relationship of a nature that is

EXHIBIT 10.26
competitive with the business of the Company or any of its affiliates with, any person or entity that is or was (during the last twelve (12) months of your employment with the Company) (A) an employee of the Company or any of its affiliates, (B) engaged to provide services to the Company or any of its affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its affiliates, or (C) a franchisee of the Company or any of its affiliates.

v.Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that, during your employment with the Company and for an indefinite period following the termination of your employment (irrespective of the cause or manner of termination), you will not, whether on your own behalf or in conjunction with or on behalf of any other person or entity, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of its affiliates to engage in any act or activity, whether individually or collectively with other franchisees, operators, persons or entities, that is adverse or contrary to the direct or indirect interests of the Company or its affiliate’s business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with the Company or any of its affiliates, including but not limited to any such organization or association that would act as an additional layer of negotiations between the Company or its affiliates and its franchisees/operators.

(b)Work Product. To the extent permitted by law, you agree that all inventions, discoveries, processes, reports, plans, projections, budgets, software, data, technology, designs, documentation, innovations, and improvements and other work product created, discovered, developed, compiled, or prepared by you (whether created solely or jointly with others) in connection with your employment with the Company (collectively, “Work Product”) shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) for, and shall be and is the sole and exclusive property of, the Company. In the event that any such Work Product is deemed not to be “work made for hire” or does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its affiliates or their respective designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark

EXHIBIT 10.26
registrations). Additionally, you agree that you will not share with or disclose to any third party any underlying technology and/or code used to develop the Work Product. Further, you agree that you will not use in any of the Work Product any pre-existing development tools, routines, subroutines or other programs, data or materials that you may have created or learned prior to the commencement of your provision of services to the Company.

(c)Compliance with Company Policies. During your employment with the Company, you shall be governed by and be subject to, and you hereby agree to comply with, all Company policies, procedures, rules and regulations applicable to you or to the Company’s employees generally, including without limitation, the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

(d)Return of Company Property. In the event of the termination of your employment for any reason, you shall return to the Company all of the property of the Company and its affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information. You agree not to retain any copies, duplicates, reproductions or excerpts of material or documents. You acknowledge and agree that any and all Company Property (as defined below) remains the exclusive property of the Company and its affiliates. Upon Company’s request or in the event of termination of your employment for any reason, you shall promptly return to the Company all Company Property, and you shall (i) not retain, in any format, any Company Property; and (ii) refrain from allowing or otherwise permitting any Company Property to be taken from the Company or any of its affiliates. All physical materials, documents, data, information, keys, computer software and hardware (including, without limitation, laptop computers and mobile devices), manuals, data bases, product samples, tapes, magnetic media, technical notes, and any other equipment or items that the Company or any affiliate provides to you or that otherwise belongs to the Company or an affiliate, in each case, shall constitute “Company Property” (to include the original of such items, any copies thereof, any notes derived from such items, and any derivative work of such items).

(e)Resignation upon Termination. Effective as of the date of termination of your employment with the Company for any reason, you shall resign, in writing, from all board and board committee memberships and other positions then held by you, or to which you have been appointed, designated or nominated, with the Company and its affiliates.

(f)Full Effect of Restrictive Covenants. Your obligations under this Offer Letter, including but not limited to your obligations under this Section 8, are independent of any of the Company’s obligations to you under this Offer Letter or generally by virtue of your employment. The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company of this Section 8.

9.Equitable Relief. You acknowledge and agree that a breach by you of any of your obligations under Section 8 of this Offer Letter constitutes a material breach of this Offer Letter and that remedies at law may be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company’s favor in connection with

EXHIBIT 10.26
any such breach or violation without proof of irreparable harm, plus legal fees and costs to enforce these provisions. You further agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, such relief is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these obligations were breached. You further agree that any action for such injunctive relief shall be subject to the exclusive jurisdiction of the Federal Courts of the state of Florida, or if such would not have jurisdiction over the matter, then only in a Florida State Court sitting in Miami-Dade County. You consent to personal jurisdiction of the Courts of the state of Florida in Miami-Dade County for such purpose.

10.Data Protection & Privacy.

(a)Notice of Data Processing. You acknowledge that the Company, directly or through its affiliates, collects, uses, processes and discloses data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection, use, processing and disclosure for the purposes described in, and further agree to execute, the Company’s Employee Consent to Collection, Use, Processing, Disclosure and Transfer of Personal Information, a copy of which is attached to this Offer Letter as Attachment 1.

(b)Notice of Electronic Monitoring. To ensure regulatory compliance and for the protection of its employees, customers, suppliers and business, the Company reserves the right to digitally record you, monitor, intercept, review and access, at any and all times and by any lawful means, telephone calls and logs, internet usage, voicemail, email and other communication facilities provided by the Company which you may use during your employment with us. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private and accordingly, you shall have no reasonable expectation of privacy with respect to any such communications or activities.

11.Tax Equalization / Tax Preparation / Section 409A.

(a)Tax Equalization. The tax equalization and tax preparation obligations set forth in the Original Agreement shall survive termination of the Original Agreement, including but not limited to equalization for taxes assessed on exercises or settlements of employment-based equity compensation in respect of the common stock of RBI granted to you prior to the Commencement Date. Additionally, you will be provided tax equalization during the term of this Offer Letter as described in Attachment 2 to help ensure that you do not gain or lose financially due to the different tax and social security implications or consequences of the performance of your services under this Offer Letter. Your burden in respect of the foregoing will remain at a similar level as if you provided services solely in the United States (the “Home Country”). This may be achieved, at the Company’s option made in accordance with Attachment 2, by: (i) deducting a “hypothetical tax” from your total pay related to your employment with the Company under this Offer Letter and any services that you may provide to any of the Group Companies outside of the Home Country, and (ii) the Company paying your actual income tax and social taxes on the total income earned by you while providing such services outside of the Home Country. Notwithstanding anything in this Offer Letter to the contrary, any payments made to you in connection with the foregoing tax

EXHIBIT 10.26
equalization shall be made no later than the end of the second taxable year beginning after the taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to such tax equalization payment relates, or, if later, the second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. The tax equalization described in this subsection (a) and in Attachment 2 and all of your obligations thereunder shall survive the termination of this Offer Letter.

For purposes of this Offer Letter, the term “Original Agreement” means, collectively, the Employment and Post Employment Covenant Agreement between RBI and you, dated as of March 14, 2024, and the Employment and Post Employment Covenant Agreement between the Company and you, dated as of March 14, 2024.

(b)Tax Preparation. The Company will provide tax preparation services via a tax service provider designated by the Company to assist you with any required income tax preparation services in both the Home Country and Canada with respect to any tax years during which you are employed by the Company pursuant to this Offer Letter (the “Relevant Tax Preparation Services”). Notwithstanding the foregoing, or anything to the contrary in Attachment 2, following the termination of your employment with the Company, you may, at your own expense, engage a tax preparation service of your choosing to perform the Relevant Tax Preparation Services for any of your unfiled tax returns. You and any such tax preparation service shall fully and timely cooperate with the Company, its affiliates and any Company-designated tax consultant, and shall provide all information, documentation, authorizations, and consents requested by any of the foregoing, in each case as necessary to effectuate the tax equalization objectives set forth in Attachment 2 to this Offer Letter, including without limitation maintaining your participation in the tax equalization program to enable the Company and its affiliates to fully utilize any tax credits owned or retained by them. Failure by you or your designated tax preparation service to provide such cooperation, or a determination by the Company that such cooperation is insufficient to effectuate such objectives, shall permit the Company to require that the Relevant Tax Preparation Services be performed by a tax service provider designated by the Company.

(c)Section 409A Compliance. The intent of the parties hereto is that payments and benefits under this Offer Letter be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.

(d)Expenses and Reimbursements. All reimbursements and in-kind benefits provided under this Offer Letter are intended to be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Offer Letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall

EXHIBIT 10.26
not be subject to liquidation or exchange for another benefit; and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

12.Entire Agreement. This Offer Letter, including any schedules, attachments or addenda, constitutes the entire agreement between you and the Company or any affiliates of the Company with respect to your employment, and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements relating to the subject matter contained herein.

13.Modification. The terms of this Offer Letter may not be changed or waived unless the changes or waiver are approved by the Board of Directors of RBI or a person authorized thereby and agreed to in writing by you.

14.Survival. The following Sections shall survive the termination of your employment with the Company and of this Offer Letter: 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19.

15.Binding Effect; Assignment; Severability. This Offer Letter shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Offer Letter shall also be binding on you and inure to the benefit of your heirs, executors, administrators and legal representatives. This Offer Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may affect such an assignment without your prior written approval upon the transfer of all or substantially all of the Company’s business and/or assets (by whatever means). If any provision of this Offer Letter or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remainder of this Offer Letter and the application of such provisions to other circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In the event that one or more terms or provisions of this Offer Letter are deemed invalid or unenforceable under applicable law, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

16.Governing Law. The terms of this Offer Letter shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws. Any dispute or controversy regarding the enforceability of our dispute resolution agreement as detailed in Section 17 and/or actions for enforcement of any arbitration award issued under Section 17 (to the extent such actions are permitted under this Offer Letter and applicable law) shall be subject to the exclusive jurisdiction of the Federal Courts of the state of Florida, or if such would not have jurisdiction over the matter, then only in a Florida State Court sitting in Miami-Dade County. You consent to personal jurisdiction of the Federal Courts of the state of Florida in Miami-Dade County for such purpose. Except as otherwise provided in Section 9, all other disputes or controversies arising under or in connection with this Offer Letter shall be conducted as set forth in Section 17 hereof.

EXHIBIT 10.26
17.Dispute Resolution. Except as expressly provided in Sections 9 and 16, the Company and you agree that if any dispute or controversy arises under or in connection with your employment with the Company (e.g., including but not limited to, claims for discrimination, wages, or any statutory or common law claims), you must attempt in good faith to resolve such claim or dispute informally through discussions with your immediate supervisor or if the problem is with such supervisor, go up the chain of command. If after thirty (30) calendar days you believe your efforts are unsuccessful, you will then submit any grievance in writing to the Chief People and Services Officer (or their successor). If after completing the above procedures, and thirty (30) calendar days have passed and you disagree with the Chief People and Services Officer’s determinations, the Company and you agree that if the dispute or controversy is a legally cognizable claim (meaning it is the type of claim the courts resolve) it shall be resolved by final and binding arbitration before the National Arbitration and Mediation (“NAM”). The failure to follow the above procedure is grounds for the arbitrator to issue a stay until such time as the above conditions-precedent are exhausted. The aggrieved party must file for the arbitration in accordance with the rules of the NAM. The arbitration shall be held within 75 miles of where you reside and conducted in accordance with NAM’s applicable rules to employment matters then in effect at the time of the arbitration, except that in the process of selecting an arbitrator NAM shall provide a list of nine arbitrators. The parties will alternate striking arbitrators with the party seeking arbitration going first. Arbitrators also may be disqualified without striking only for good cause. In addition, the NAM rules shall be modified as follows: 1. each party is limited to ten (10) interrogatories; 2. each party is limited to ten (10) requests to produce; 3. e-discovery is limited to five (5) individuals and twenty-five (25) search terms; and 4. depositions are limited to two (2) per side each not to exceed five (5) hours. Each party shall confer on any discovery dispute. If they are unable to resolve the dispute, they shall hold a teleconference with the arbitrator to resolve the matter. There shall be no briefing of the issue. The arbitrator, for good cause shown, may modify these discovery limitations. The arbitration shall not prohibit either party’s right to request a temporary restraining order for injunctive or other equitable relief, without the requirement of posting a bond, to preserve the status quo until such time as the matter may be heard by an arbitrator. Nothing herein limits either party’s right to file or participate (including providing any documents regardless of any provision in this Offer Letter to the contrary) in any proceeding with any federal, state, or local government agency: e.g., the EEOC, SEC, etc. If this agreement to arbitrate is held to be unenforceable, both parties agree to the maximum extent permitted by law to waive their right to a jury trial.

18.Voluntary Agreement; No Conflicts. You acknowledge and agree that (i) you have had sufficient time to review and consider this Offer Letter thoroughly; (ii) you have read and understand the terms of this Offer Letter and your obligations hereunder; (iii) you have been given an opportunity to obtain independent legal advice, or such other advice as you may desire, concerning the interpretation and effect of this Offer Letter; and (iv) this Offer Letter is entered into voluntarily and without any pressure. You represent that your employment with the Company and compliance with the terms and conditions of this Offer Letter will not conflict with or result in the breach by you of any agreement to which you are a party or by which you or your properties or assets may be bound.

19.Counterparts; Electronic Copy. This Offer Letter may be executed by you and the Company in counterparts (including by electronic copy), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXHIBIT 10.26

If you wish to accept employment with the Company on the basis set out in this Offer Letter, please sign below and return a countersigned copy of this Offer Letter to the Company at jhousman@rbi.com within seven (7) days of the date of this Offer Letter (the “Acceptance Period”). If a countersigned copy is not received by the Company within the Acceptance Period, this offer will be withdrawn and any acceptance by you will be null and void.

Sami, I would like to offer my personal congratulations on this exciting opportunity. I am confident that you will be instrumental in driving the success of the Company. Should you have any questions on any of the above, please do not hesitate to contact me.

Yours sincerely,
Restaurant Brands International US Services LLC

/s/ Jeff Housman

Jeff Housman
Chief People & Service Officer

Agreed to and accepted by:

/s/ Sami Siddiqui
Sami Siddiqui

Dated: 2/3/2026

EXHIBIT 10.26
ATTACHMENT 1

Restaurant Brands International US Services LLC
EMPLOYEE CONSENT TO COLLECTION
AND PROCESSING OF PERSONAL INFORMATION

Restaurant Brands International US Services LLC (the “Company”) has informed me that the Company, on behalf of itself and its related and affiliated entities, including those operating restaurants under the BURGER KING®, TIM HORTONS®, POPEYES® and FIREHOUSE SUBS® brands (collectively, the “Affiliates”), collects, retains, processes, uses, and transfers my personal information (and also discloses my personal information to the Company’s employees, consultants and services providers) only for human resource and business purposes such as payroll administration, background checks, fulfilment of employment positions, fulfilment of my direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.

I understand and consent to the transfer and storage of my personal data for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Jacksonville, Florida, United States of America; Syracuse, New York, United States of America; Mexico City, Mexico; Singapore, and Zug, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.

I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third-party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company’s direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.

To the extent that I provide the Company details of my racial or ethnic origin, physical or mental health or condition, job evaluations or educations records, commission (or alleged commission) of an offense or related proceedings, military or veteran status, or gender identity, I expressly authorize the Company and its Affiliates to handle such details for the purposes set forth in this statement.

I understand that the Company also may disclose personal information about me in order to:  (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to the Company’s digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that it may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection

EXHIBIT 10.26
with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and reorganizations.

I understand that the provision of my personal information is voluntary.

I have been advised that the Company is committed to resolving complaints about my privacy and its collection, use or disclosure of my personal information. If I have concerns or complaints about the use of my personal information, or if I choose to exercise my right to withdraw my consent set forth in this consent statement, I understand that I can contact the Company at the following email address: privacy@rbi.com or at the mailing address below:

Restaurant Brands International US Services LLC
Address: 5707 Blue Lagoon Drive, Miami, FL 33126
Attn: Legal Department – Privacy Office

                             /s/ Sami Siddiqui
                            (Employee’s Signature)

                             Sami Siddiqui
                            (Employee’s Name – Please Print)
                            Date: 2/3/2026

EXHIBIT 10.26
ATTACHMENT 2
Tax Equalization
Introduction
This Attachment regarding tax reimbursement for business travel relating to Restaurant Brands International US Services LLC (the “Company”) or any of its affiliates in more than one (1) tax jurisdiction is called “tax equalization”.

Objective
The objective of tax equalization is to ensure that business travel required to perform the executive’s roles and responsibilities in more than one (1) tax jurisdiction neither adds significantly to the executive’s tax liability nor results in significant tax savings due to differences in income and social tax costs between the State of Florida, USA, and the other jurisdiction(s) where the executive may incur individual income taxes due to his or her multi-jurisdictional business travel. It ensures that the executive’s out-of-pocket obligations remain approximately the same as they would have been had the executive remained employed only in the State of Florida, USA.

In cases where an executive’s U.S. tax liabilities are reduced through the use of foreign tax credits or a claim of right under Section 1341 of the United States Internal Revenue Code (as may be amended or superseded), any resulting tax savings of US$100,000 or less that remain after the initial year in which such credits or claims have been utilized will be considered insignificant for purposes of this Attachment 2 and therefore not subject to repayment by the executive.

Reason for Tax Equalization
The actual tax the executive is expected to incur due to multi-jurisdictional business travel may differ from the amount of tax the executive pays during employment solely in the State of Florida, USA. The change results from three independent factors:

■The amount of tax on employment income, in some cases, significantly increases due to increased tax rates in other jurisdictions;
■The executive is usually subject to taxation and the tax regulations (types of income taxed, tax rates, etc.) of international jurisdictions, which differ, often significantly, from those in the State of Florida, USA; and
■The executive is expected to travel between the offices of the Company and its affiliates, and a portion of the costs associated with such travel may be considered taxable income, resulting in significant increases in the executive’s taxable income over that which would apply if the executive were to have one (1) regular place of employment in the State of Florida, USA.
The result is often that the executive’s worldwide tax liability may increase significantly.

Scope
This tax equalization is limited to income and social taxes on employment income from the Company. The policy specifically excludes all other taxes such as inheritance/estate tax, gift tax, sales tax or VAT, and property tax.

EXHIBIT 10.26

Tax Equalization Methodology
The Company-designated tax consultant will determine the appropriate method to ensure the executive and the Company pay their fair share of the taxes incurred during the executive’s multi-jurisdictional business travel. The executive’s share of the tax burden is called “hypothetical tax” (see below).

The appropriate approach will depend on whether there are multi-jurisdictional tax liabilities as a result of the multi-jurisdictional business travel. Whether or not there will be tax liabilities in more than one (1) jurisdiction will depend on the locations and circumstances involved, such as whether there is a tax treaty between the two countries.

The methodology chosen will involve one or more of the following:
■The executive continues to have actual home-country taxes deducted from their pay;
■“Hypothetical tax” (see below) is deducted from the executive’s pay; or
■The Company pays the U.S. tax liability and/or Canadian or other jurisdictional tax liability on “tax-equalized income” (see below).
Overview of the Tax Equalization Process
The Company’s designated tax assistance provider will determine an estimate of the executive’s hypothetical tax. Preliminary hypothetical taxes are projected for the year based on hypothetical U.S. income and applicable deductions. Hypothetical tax is retained from each paycheck throughout the year. In exchange, the Company pays the executive’s actual Canadian (or other jurisdictional) and U.S. taxes, if applicable, during the applicable employment period.

Once the Company’s designated tax assistance provider completes the tax returns for the year, a tax equalization calculation is computed. This ensures that the executive’s obligation regarding tax has been met. This calculation results in a balance due to or from the Company. The settlement of this balance represents the completion of the year’s tax equalization process.

Hypothetical Tax: Calculation and Process
Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the executive is responsible.

Calculation
The executive will have their hypothetical tax calculated based on the executive’s “normal” residency within the State of Florida, USA for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

The deductions and credits used to calculate hypothetical tax may vary depending on whether or not the executive continues to have an ongoing tax filing obligation in the United States (e.g., U.S. citizens or permanent residents).

EXHIBIT 10.26

Ongoing Home Country Tax Filing Obligation	Deductions and Credits Used to Calculate Hypothetical Tax
Yes	Actual amounts on the home country tax return (excluding any credits that were funded by the Company) but with the inclusion of any deduction for local government hypothetical tax (replacing actual local government tax) such as state income tax. *
No	“Standard” or general deductions and credits available to people with the same status (marital, family, filing, etc.).
*For U.S. executives, hypothetical state and city tax replaces actual state and city taxes as a hypothetical itemized deduction.

Withholding
If it is determined that the executive should have hypothetical tax withheld, it is calculated by the Company-designated tax consultant upon receipt of instructions from the Company. This estimated hypothetical tax is pro-rated based on the number of pay periods in the year and is retained from each paycheck throughout the year. In exchange, the Company pays the actual U.S. and Canadian (or other jurisdictional) taxes during (and relating to) the employment period.

Estimated hypothetical taxes are calculated at the beginning of the employment period and are usually revised once a year after pay increases have been implemented, or upon other salary adjustments. Additional revisions will be necessary for any executive that experiences a relevant change in his or her situation (e.g. change in marital status, birth of a child, etc.). The executive should advise the designated tax consultant promptly of any significant change in the executive’s circumstances in order to calculate the necessary change in estimated hypothetical tax withholding.

The executive will be responsible for hypothetical U.S. tax on special compensation items, in addition to base salary, which would have been paid if the executive had remained in State of Florida, USA, such as incentive compensation (e.g., bonuses). Accordingly, hypothetical tax will be retained from such compensation when paid. The Company and the designated tax consultant will determine the appropriate withholding rate on such items.

Types of Income Included in Tax Equalization
Company Income
The executive is responsible for hypothetical tax on Company income that the executive would have received had they worked only in State of Florida, USA (“stay-at-home” income). Additionally, the executive is responsible for the U.S. taxes on any shared savings payments and hardship allowances. The “stay-at-home” Company income includes the following:

■Salary (less pretax deductions)
■Incentive compensation; and
■Income from exercises or settlements of Company-awarded equity compensation realized during the employment period.
The Company is responsible for all actual U.S. and Canadian income taxes and social taxes assessed on income associated with the executive’s business travel (with the exception of shared savings payments and hardship

EXHIBIT 10.26
allowances). The Company is also responsible for actual Canadian tax which may be payable on the “stay-at-home” Company income as outlined above, and on shared savings payments and hardship allowances.

Non-Company Income
Generally, the executive is responsible for all taxes (U.S. and Canadian (and other jurisdictional)) on all non-Company and non-Affiliate income. This includes, but is not limited to:

■Investment income (such as interest, dividends, and income from rental properties, partnerships, etc.);
■Non-Company and non-Affiliate employment income (including employment or self-employment earnings from a working spouse);
■Income derived from the sale of real property (e.g., capital gains); and
■Income relating to currency gains related to mortgage transactions.
However, where the executive is taxed on investment income in Canada or another jurisdiction due to no action taken by the executive, the Company will tax equalize up to $50,000 of this income. This excludes income from exercises or settlements of Company-awarded equity compensation realized during the employment period, which is equalized as provided above.

Action taken by the executive that could result in Canada (or another jurisdiction) taxing the income includes remitting such income into Canada (or such other jurisdiction), or realizing a capital gain. The executive should contact the Company-designated tax consultant before taking any action that may result in the generation of tax in Canada (or such other jurisdiction).

Retirement Plans
In some instances, Canada may assess an income tax on the earnings in retirement-related accounts, such as pension plans. As the Company recognizes that executives need to protect such income from inadvertent taxation until retirement, the Company will pay any Canada tax levied in this regard.

Spousal Income
If the executive's spouse decides to work in Canada or any other jurisdiction where the executive’s compensation is being equalized, the spouse will bear Canadian (or such other jurisdiction’s) tax costs (and any U.S. taxes, if applicable) associated with such income.

In the event that the executive and spouse file a joint Canada tax return (or a joint tax return in any jurisdiction other than the U.S., for U.S. taxes) a determination will be made as to whether the Company has funded through estimated tax payments or balance due payment any of the spouse’s share of Canadian or such other tax. If the Company has funded any of the spouse’s liability, the executive will be required to reimburse the Company.

If the executive’s spouse is employed outside the United States by an entity other than the Company or one of its affiliates and the spouse is covered by the other entity’s tax equalization policy, the manner in which the tax equalization calculation and reimbursable taxes are calculated will be determined on a case-by-case basis. This approach will ensure that the executive receives the tax equalization benefit to which he or she is entitled by eliminating any distorted results that could occur if the standard calculations were performed.

EXHIBIT 10.26
Estimated Tax Payments, Interest, and Penalties
The Company is only responsible for any interest or penalties associated with Company income (and that of its affiliates), assuming the executive has adhered to their responsibilities. The executive is responsible for all other interest and penalties (e.g. those that accrue due to the executive missing a filing deadline).

Social Taxes
Social taxes may exist in Canada as well as the United States. In order to avoid double taxation, many countries have signed “totalization agreements” (social security treaties). If the United States and Canada have entered into a totalization agreement, then the executive will not be subject to social taxes in both countries but will pay into one only, usually the United States.

However, no matter what the actual social security liabilities are, the executive will only be responsible for hypothetical U.S. social taxes on “stay-at-home” Company income (and that of its affiliates), and the Company will pay all actual social taxes on such income.

Final Settlement
Tax Equalization Calculation
As previously stated, the tax equalization settlements are prepared annually after the preparation of the executive’s tax returns, using final income and other relevant data, in order to:

■Calculate and reconcile the executive’s final hypothetical tax responsibility; and
■Allocate all actual Canadian taxes and the taxes of other jurisdictions to the extent subject to equalization pursuant to the Agreement and this Attachment 2 (and any U.S. taxes, if applicable) between the executive and the Company.
Tax equalization calculations are prepared by the Company-designated tax consultant to ensure consistency and proper application of Company policy. The Company-designated tax consultant will send the Company a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the executive. The tax equalization settlement usually results in an amount due to/from the executive.

Any payments due to the Company from the executive must be settled within 30 days of the later of:

■Receipt of the tax equalization calculation; or
■Receipt of any refund due to the executive by the U.S. and/or Canadian or other applicable taxing authorities.
The Company also reserves the right to stop the payment of assignment allowances or deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Actual Tax Return Balances
Upon receipt of the completed tax returns, the executive is expected to pay any balance due. Conversely, if the actual returns generate a refund, the executive will collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

The Company may, at its discretion, make direct payments to the taxing authorities on behalf of the executive for taxes owed when the tax is the Company’s responsibility, as determined by the tax equalization settlement.

EXHIBIT 10.26
Tax Credits
Any tax credits for taxes paid by the Company, which reduced the executive’s income tax liability before, during, or subsequent to his or her employment are owned/utilized by the Company. After multi-jurisdictional business travel on behalf of the Company or its affiliates terminates (including by reason of termination of executive’s employment with the Company), the Company determines whether to keep the executive in the tax equalization program if the executive has carryover tax credits that may be used in the future. The Company retains the tax benefit for utilization of the tax credit. The Company continues to pay for the preparation of the executive’s home-country income tax return during these years.
Tax Preparation Assistance

It is the Company’s policy that all executives who have multi-jurisdictional business travel comply fully with all applicable laws and regulations relating to filing procedures and payment of taxes. Therefore, the Company provides executives who have multi-jurisdictional business travel with the services of a Company-designated tax consultant to assist in preparing U.S. and Canadian tax returns for the duration of the employment period and, if necessary, the year after termination. Tax returns will also be prepared on behalf of the accompanying spouse/partner if separate returns are legally required. The executive is responsible for complying with all requirements regarding personal tax filings and payments to each taxing authority to which any such requirement exists. If an executive fails to provide required tax information, any resulting penalties or interest will be borne by the executive.